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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the incorporation by reference in the Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption "Experts" and our report dated June 25, 2014 (except for Note 15, as to which the date is October 6, 2014) relating to the financial statements of Proteon Therapeutics, Inc. included in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-198777) and related Prospectus of Proteon Therapeutics, Inc. for the registration of its common stock.

/s/ Ernst & Young LLP

Boston, Massachusetts
October 21, 2014

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  Exhibit 23.1